Exhibit 2.1

FIRST AMENDMENT TO

PURCHASE, SALE AND CONTRIBUTION AGREEMENT

THIS FIRST AMENDMENT TO PURCHASE, SALE AND CONTRIBUTION AGREEMENT (the “Amendment”), dated as of September 28, 2016 (the “Execution Date”), by and between 8point3 Operating Company, LLC, a Delaware limited liability company (the “Purchaser”) and SunPower Corporation, a Delaware corporation (“Parent” and, together with Purchaser, each a “Party” and collectively, the “Parties”).  All capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Agreement (as defined below).

RECITALS

WHEREAS, Purchaser and Parent entered into that certain Purchase, Sale and Contribution Agreement, dated as of January 26, 2016 (the “Agreement”); and

WHEREAS, Parent plans to increase the system size of two Development Project Sites by an aggregate of up to 1 MWdc and has requested, and Purchaser has agreed, to amend the Agreement to contemplate such increase in system sizes and corresponding increase in Purchase Price in accordance with the terms and conditions set forth in this Amendment.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and in the Agreement and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

AGREEMENT

1.AMENDMENTS.

1.1	The sixth recital is hereby amended to delete “20.23 MWac” and replace it with “up to 23 MWdc”.
1.2	The definition of “Purchase Price” is hereby deleted in its entirety and replaced with the following:

“Purchase Price” means an amount in cash equal to $35,000,000 (Thirty-Five Million Dollars) plus the amount calculated by multiplying (a) the aggregate numerical amount by which the MWdc of the Development Project Sites included in the Phase 2 Assets exceeds 13.18065 MWdc by (b) $1,586,977.71; provided that in no event shall the Purchase Price exceed $36,586,977.71.

1.3

In connection with the amendments contemplated in this Section 1, Purchaser agrees that Parent and its Subsidiaries shall be permitted to amend or amend and restate certain Material Contracts, including the engineering, procurement and construction agreement, operations and maintenance agreement, performance guarantee, power purchase agreements and site leases, in order to increase the MW size of certain of the Project Development Sites comprising the Phase 2 Assets, as well as the contract prices and project output set forth therein, as applicable, and other corresponding changes only to the extent necessary to contemplate the increase to the MW size of those Project Development Sites.

2.MISCELLANEOUS

2.1

Amendment.  Except as expressly modified by this Amendment, all of the terms, conditions, agreements and understandings contained in the Agreement shall remain unchanged and in full force and effect, the same are hereby expressly ratified and confirmed by the Parties and any references to the Agreement herein or in the Agreement shall mean the Agreement as amended by this Amendment.

2.2

Severability.  Whenever possible each provision and term of this Amendment will be interpreted in a manner to be effective and valid.  If any term or provision of this Amendment or the application of any such term or provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, the remaining provisions hereof, or the application of such term or provision to Persons or circumstances other than those as to which it has been held invalid, illegal or unenforceable, will remain in full force and effect and will in no way be affected, impaired or invalidated thereby.  If any term or provision of this Amendment is held to be prohibited or invalid, then such term or provision will be ineffective only to the extent of such prohibition or invalidity without invalidating or affecting in any manner whatsoever the remainder of such term or provision or the other terms and provisions of this Amendment or the Agreement.  Upon determination that any other term or provision of this Amendment is invalid, void, illegal, or unenforceable, a court of competent jurisdiction will modify such term or provision so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible under the law.

2.3

Governing Law.  THIS AMENDMENT, INCLUDING THE FORMATION, BREACH, TERMINATION, VALIDITY, INTERPRETATION AND ENFORCEMENT THEREOF, AND ALL TRANSACTIONS CONTEMPLATED BY THIS AMENDMENT, SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO PRINCIPLES OR RULES OF CONFLICT OF LAWS, TO THE EXTENT SUCH PRINCIPLES OR RULES WOULD PERMIT OR REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.  FOR THE AVOIDANCE OF DOUBT, IT IS INTENDED THAT 6 DEL. C. § 2708, WHICH PROVIDES FOR ENFORCEMENT OF DELAWARE CHOICE OF LAW WHETHER OR NOT THERE ARE OTHER RELATIONSHIPS WITH DELAWARE, SHALL APPLY.

2.4	Counterparts. This Amendment may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute a single instrument.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed as of the date first above written.

SUNPOWER CORPORATION
By:	/s/ Charles D. Boynton
Name: Charles D. Boynton
Title: Chief Financial Officer

8POINT3 OPERATING COMPANY, LLC
By: 8point3 Energy Partners LP, its managing member
By: 8point3 General Partner, LLC, its general partner

By:	/s/ Max Gardner
Name: Max Gardner
Title: Vice President of Operations